SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 8-K

                         CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

                         Date of Report

                       December 19, 1994

                    CACI International Inc
      ------------------------------------------------------
      (Exact name of registrant as specified in its Charter)

                            Delaware
          ----------------------------------------------
          (State or other jurisdiction of incorporation)

                             0-8401
                    ------------------------
                    (Commission File Number)

                           54-1345888
               ---------------------------------
               (IRS Employer Identification No.)

                       1100 N. Glebe Road
                   Arlington, Virginia 22201
        --------------------------------------------------
        (Address of principal executive offices)(Zip Code)

                          (703) 841-7800
        --------------------------------------------------
        Registrant's telephone number, including area code

ITEM 5.  OTHER EVENTS.

As previously reported in the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 1994, the Company reached agreement on the terms of settlement for two pending shareholder suits against the Company and certain of its directors entitled CHRYSOGELOS v. LONDON, et al., and PFIRMAN
v. LONDON, et al. By orders dated November 15, 1994, and December 1, 1994, respectively, the Delaware Chancery Court and the Federal District Court for the District of Columbia decreed that all issues of the litigations have been resolved by the settlement, and ordered that the cases be dismissed on the merits with prejudice.

Under the terms of the final settlement, the Company agreed to: (1) amend its By-laws to change the size of its Board of Directors from seven (7) to a number between five (5) and nine (9) as a majority of the Board plus one may set (accomplished December, 1993); (2) elect six mutually-acceptable candidates to the Board (accomplished December, 1993); (3) establish a fund of up to $600,000 available on a claims-made basis to pay a portion of any loss as defined by the settlement documents suffered by those who sold Common Stock between April 26, 1990 and December 1, 1990; (4) undertake a self-tender for 1.3 million shares at $6.00 per share if the average closing price of the Company's stock is below $6.00 per share for twenty consecutive trading days before February 28, 1995; and (5) reimburse the plaintiffs for their reasonable legal fees and expenses up to a total of $598,000.

A copy of the Company's December 19, 1994 Press Release regarding court acceptance of final settlement, and copies of the final orders executed by both courts are attached as Exhibits to this report.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(99) (a) Press Release dated December 19, 1994 announcing court acceptance of final settlement terms;

      (b) Final Order and Judgment of the Delaware Chancery Court in Civil Action No. 11910, CHRYSOGELOS v. LONDON, et al. dated November 15, 1994;

      (c) Final Order of the United States District Court for the District of Columbia, Civil Action No. 3119, PFIRMAN v. LONDON, et al. dated December 1, 1994.

                             SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc
- - - ------------------------------
(Registrant)

By:    \s\                                Dated:  Dec. 19, 1994
- - - ------------------------------
Jeffrey P. Elefante
Sr. Vice President, General Counsel &
Corporate Secretary